Exhibit 99.1

RESMED ANNOUNCES RECORD FINANCIAL RESULTS

FOR QUARTER ENDED SEPTEMBER 30, 2005

SAN DIEGO, California, November 2, 2005 - ResMed Inc (NYSE: RMD) today announced record revenue and income results for the quarter ended September 30, 2005. Revenue for the quarter was $127.1 million, a 45% increase over the quarter ended September 30, 2004. Excluding the incremental revenue contribution from acquisitions, revenue was $114.1 million, an increase of 30%. For the September 30, 2005 quarter, income from operations and net income, excluding the impact of stock-based compensation costs, restructuring expenses and acquisition related costs described below, were $30.4 million and $20.7 million, an increase of 33% and 37% respectively. Diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and acquisition related costs, for the quarter ended September 30, 2005, was $0.28, an increase of 33%, compared to the September 2004 quarter. Net income for the current quarter was $16.4 million or $0.23 per diluted share including after-tax stock-based compensation costs, restructuring expenses and acquisition related costs of $4.3 million. Gross margin was 63% for the quarter ended September 30, 2005.

Selling, general and administration (SG&A) costs for the quarter were $41.8 million, an increase of $15.1 million over the same period in fiscal 2005, excluding stock-based compensation costs. SG&A was 33% of revenue in the September quarter, compared to 30% in the same period in fiscal 2005, due to recent acquisitions, the addition of selling and administration personnel, and infrastructure investment in Europe.

Research and development expenditure during the quarter was $7.9 million, or approximately 6% of revenues, excluding stock-based compensation costs. R&D expense increased 16% during the quarter ended September 30, 2005 from $6.8 million in the quarter ended September 30, 2004 reflecting ResMed’s continuing commitment to clinical research and product development. ResMed intends to continue to spend approximately 6% of revenues on R&D during the rest of fiscal year 2006.

Restructuring expenses incurred during the quarter ended September 30, 2005, of $1.0 million ($0.6 million net of tax) predominantly consisted of expenses associated with the previously-announced integration of the Company’s German operations. Acquisition related expenses of $1.5 million ($1.0 million net of tax) incurred during the quarter ended September 30, 2005, consisted of amortization of acquired intangible assets associated with our acquisitions of Resprecare, Hoefner, Saime and Pulmomed. Stock-based compensation costs incurred during the quarter ended September 30, 2005, of $3.4 million ($2.6 million net of tax) consisted of expenses associated with stock options granted to employees and the employee stock purchase plan. The recognition of these stock-based compensation expenses is in accordance with FASB No. 123(R), which was adopted for the first time in the current quarter.

To accompany the above financial information, the Company is providing tabular reconciliation of GAAP operating income and GAAP net income with operating income (and net income), excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangibles, for the quarters ended September 30, 2005, and September 30, 2004.

Inventory, at $100.9 million, increased by $11.8 million compared to June 2005 levels primarily to accommodate sales growth, particularly in the domestic market. Accounts receivable days sales outstanding, at 71 days, were consistent with the June 2005 quarter.

Peter C. Farrell, PhD, Chairman and Chief Executive Officer, commented, “In the first quarter of fiscal 2006, domestic sales increased by a very robust 47% over the year ago quarter to $66.9

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million, reflecting strong demand for our new Mirage Swift™ patient interface and full face mask as well as a favorable reception to the S8™ flow generator platform. International sales, including incremental revenue contributions from the acquisitions of Resprecare, Hoefner, Saime and Pulmomed, totaled $60.2 million, a 43% increase over last year. Organically, international sales increased to $47.2 million, or 12% growth compared to the September 2004 quarter; and this growth occurred without the S8 platform being fully released within Europe. Net income for the September quarter, excluding stock-based compensation costs, restructuring and acquisition-related expenses, was $20.7 million, an increase of 37% over the same period in 2004, due primarily to strong sales growth. Our operating cash flow for the September quarter was $15.9 million.”

Dr. Farrell further continued, “During the past year, we have expanded our international operations with several strategic acquisitions. The latter have contributed ventilation products, technologies and expertise, as well as management depth, integrated distribution channels, and an expanded reach within Europe. Our team has done an excellent job integrating these acquisitions and positioning ResMed for future growth in Europe. Recently, we also entered into an agreement to acquire PolarMed Holdings AS, a leading Scandinavian distributor with offices in Norway, Sweden and Denmark. We are delighted that Stein Jacobsen, the owner of PolarMed, has agreed to direct ResMed’s operations in this growing market and to contribute his expertise in the ventilation market. Finally, we continue to make headway in the heart failure space and we are particularly happy with the recent FDA approval of VPAP Adapt SV™, our adaptive servo-ventilation device which treats periodic breathing or Cheyne-Stokes respiration, the major breathing disorder associated with severe congestive heart failure.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (866) 362-4832 (domestic) or +1 (617) 597-5364 (international) and entering conference I.D. No. 58193457. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 54530695.

Further information can be obtained by contacting Hillary Theakston at ResMed Inc in San Diego (858) 746-2610; Brett Sandercock at ResMed Limited in Sydney on (+61 2) 9886-5406; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the US Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC. AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In US$ thousands, except per share data)

	Three Months Ended September 30,
	2005	2004
Net revenue	$127,127	$87,733
Cost of sales	47,008	31,322

Gross profit	80,119	56,411

Operating expenses (A):
Selling, general and administrative	44,680	26,664
Research and development	8,425	6,819
Amortization of acquired intangible assets	1,545	—
Restructuring expenses	956	1,968

Total operating expenses	55,606	35,451

Income from operations	24,513	20,960

Other income (expense), net:
Interest income (expense), net	(937)	(321)
Other, net	291	31

Total other income (expense), net	(646)	(290)

Income before income taxes	23,867	20,670
Income taxes	7,425	6,744

Net income	$16,442	$13,926

Basic earnings per share	$0.23	$0.21
Diluted earnings per share (1)	$0.23	$0.20
Diluted earnings per share excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangibles (1)&(2)	$0.28	$0.21

Basic shares outstanding	70,352	67,776
Diluted shares outstanding (1)	76,277	70,515

(A) Includes stock-based compensation costs as follows:
Selling, general and administrative	$2,875	$—
Research and development	516	—

Total stock-based compensation costs	$3,391	$—

(1)	See reconciliation of Basic and Diluted Earning per Share in table at end of press release.

(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

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RESMED INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	September 30, 2005	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$129,729	$142,185
Marketable securities - available for sale	4,499	—
Accounts receivable, net	102,991	103,951
Inventories	100,883	89,107
Deferred income taxes	19,991	15,230
Prepaid expenses and other current assets	12,526	9,737

Total current assets	370,619	360,210

Property, plant and equipment, net	205,759	174,168
Goodwill	182,101	181,106
Other Intangibles	48,705	49,371
Other assets	9,314	9,291

Total Non current assets	445,879	413,936

Total assets	$816,498	$774,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,187	$34,416
Accrued expenses	39,464	34,414
Deferred revenue	13,567	12,327
Income taxes payable	19,197	21,959
Current portion of long-term debt	125,887	115,435

Total current liabilities	230,302	218,551

Non current liabilities:
Deferred income taxes	11,937	11,695
Deferred revenue	10,242	10,901
Long-term debt	58,614	58,934

Total non-current liabilities	80,793	81,530

Total liabilities	311,095	300,081

Stockholders’ Equity:
Common Stock	141	140
Additional paid-in capital	196,238	180,005
Retained earnings	298,883	282,441
Treasury stock	(41,405)	(41,405)
Accumulated other comprehensive income	51,546	52,884

Total stockholders’ equity	505,403	474,065

Total liabilities and stockholders’ equity	$816,498	$774,146

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands except per share amounts)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “operating income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets” is reconciled with GAAP operating income in the table below:

	Three Months Ended September 30,
	2005	2004
GAAP operating income	24,513	20,960
Stock-based compensation costs	3,391	—
Restructuring expenses	956	1,968
Amortization of acquired intangible assets	1,545	—
Operating income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	30,405	22,928

The measure “net income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets,” is reconciled with GAAP net income in the table below:

	Three Months Ended September 30,
	2005	2004
GAAP net income	16,442	13,926
Stock-based compensation costs, net of tax	2,612	—
Restructuring expenses, net of tax	610	1,192
Amortization of acquired intangible assets, net of tax	1,017	—
Net income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	20,681	15,118

ResMed believes that presenting diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses non-GAAP information internally in planning, forecasting and evaluating the Company’s results of operations in the current period and in comparing it to past periods. The Company also uses these non-GAAP measures in evaluating management performance for compensation purposes. Management believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations, and provides consistency in financial reporting.

The Company initially adopted FASB No. 123(R) on July 1, 2005 using the modified prospective method, which resulted in stock-based compensation expenses being recognized during the quarter ended September 30, 2005 without corresponding expenses in the quarter ended September 30, 2004. In addition, the events giving rise to the restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

Management believes disclosure of non-GAAP earnings has economic substance because the excluded expenses represent non-cash expenditures, or relate to transactions that are variable in nature between reporting periods.

Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

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Reconciliation of Basic and Diluted Earnings per Share (Unaudited)

(Dollars in thousands except per share amounts)

	Three Months Ended September 30,
	2005	2004
Numerator:
Net Income	$16,442	$13,926
Adjustment for interest and deferred borrowing costs, net of income tax effect (1)	821	—

Net income, used in calculating diluted earnings per share	$17,263	$13,926

Adjustment for stock-based compensation costs	2,612	—
Adjustment for restructuring expenses	610	1,192
Adjustment for Amortization of acquired intangible assets	1,017	—

Net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	21,502	15,118

Denominator:
Basic weighted-average common shares outstanding	70,352	67,776
Effect of dilutive securities:
Stock options	2,188	2,739
Convertible subordinated notes (1)	3,737	—

Diluted potential common shares	5,925	2,739

Diluted weighted average shares	76,277	70,515

Increase in diluted weighted average shares:
Stock option adjustment due to the impact of FAS 123	444	—

Diluted weighted average shares, excluding the impact of FAS 123	76,721	70,515

Basic earnings per share	$0.23	$0.21
Diluted earnings per share	$0.23	$0.20
Diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	$0.28	$0.21

(1)	Diluted earnings per share has been calculated after adjusting the numerator (net income) by $821,000 and $nil for the three months ended September 30, 2005 and 2004, respectively, for the effect of assumed conversion of our convertible notes.

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